Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Jackson National Life Insurance Company and
Contract Owners of Jackson National Separate Account I:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company dated March 5, 2012 and on the financial statements of Jackson National Separate Account I dated March 1, 2012, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information within the Prospectus, as part of the Post-Effective Amendment to Form N-4 of Jackson National Separate Account I.

KPMG LLP

April 23, 2012